Exhibit 99.1

Courier Reports Record Third Quarter; Sales and Earnings Hit All-Time High

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--July 14, 2005--Courier Corporation (Nasdaq: CRRC), one of America's leading book manufacturers and specialty publishers, today announced results for the quarter ending June 25, 2005, the third quarter of its 2005 fiscal year. Helped by outstanding performance in its book manufacturing segment, Courier posted the highest third-quarter and nine-month revenues and net income in its history. Revenues for the quarter were $58.8 million, up 6% from last year's third-quarter sales of $55.5 million. Net income for the quarter was $5.9 million or $.47 per diluted share, an increase of 13% over prior-year results of $5.2 million or $.42 per diluted share. (Prior-year earnings per share have been adjusted to reflect a three-for-two stock split on May 27, 2005.)
    For the first nine months of Courier's 2005 fiscal year, net income was $14.1 million or $1.13 per diluted share, up 9% from $13.0 million or $1.05 per diluted share for the first nine months of fiscal 2004. Nine-month sales for fiscal 2005 were $163.5 million, up 8% from $152.0 million in the first nine months of last year.
    Robust sales to educational publishers were key to Courier's strong quarterly results. Book manufacturing revenues were up 8% from last year's third quarter, and up 9% for the fiscal year to date, as Courier's increased four-color printing capacity enabled it to take advantage of growing demand for four-color textbooks. Sales in Courier's specialty book publishing segment were down 4% for the quarter, but up 1% through nine months.
    "Our book manufacturing business performed very well this quarter," said Courier Chairman and Chief Executive Officer James F. Conway III. "We continued to benefit from our disciplined investments in capacity and service, increasing our share of business with leading textbook publishers on top of solid growth in underlying demand. Our specialty publishing segment delivered mixed results, with a sales gain at Research & Education Association offset by slow sales at Dover Publications. On the other hand, we made headway in our previously announced reorganization of Dover sales and marketing, receiving enthusiastic reactions from customers and achieving month-by-month sequential growth in sales as the quarter progressed.
    "It was also a successful spring by other measures. We completed our three-for-two stock split while retaining the dividend at its pre-split level, resulting in an effective dividend increase of 50%. In our publishing segment, we reached the midpoint in a warehouse consolidation initiative that we expect to complete in September. More significantly, we 'went live' this week with a major information technology upgrade replacing old Dover systems with SAP. In addition, our cash flow and financial condition continue to be excellent, leaving us well positioned for long-term growth."

    Book manufacturing pretax income up 31%

    Courier's book manufacturing segment had third-quarter sales of $50.6 million, up 8% from last year's third quarter. Pretax income for the segment rose 31% in the quarter to $8.3 million or $.43 per diluted share, versus $6.4 million or $.34 per diluted share in 2004. For the first nine months of the fiscal year, book manufacturing sales were up 9% to $138.8 million, with pretax income up 22% to $19.6 million or $1.02 per share. Gross profit in the segment rose 20% to $15.0 million in the quarter, and was up 11% through three quarters. Gross profit also increased as a percentage of sales, rising to 29.7% in the third quarter from 26.8% a year earlier, and reaching 28.0% through nine months versus 27.3% in fiscal 2004.
    The book manufacturing segment focuses on three publishing markets: education, religion, and specialty trade. Sales to the education market rose 8% in the quarter, as the trend to increased demand for four-color textbooks continued in both the elementary/high school and college markets. Through the first nine months of the year, education sales were up 16% over fiscal 2004. Sales to the religious market were up 8% for the third quarter, with some of the gain resulting from order timing. Religious sales were down 1% through nine months, reflecting a decision to discontinue production of certain low-priced work. Sales to the specialty trade market were down 3% for the third quarter and up 3% through nine months, in keeping with modest growth in the overall market.
    "Our increased four-color capacity was crucial to our performance this quarter," said Mr. Conway. "The new ManRoland press we installed last year was running at capacity throughout the quarter, and we are preparing for the installation of a second identical press by the end of 2005 in anticipation of further growth in the textbook market. At the same time, we have been working hard to turn our sales growth into increased earnings, and our efforts have been increasingly successful. Our plants and workforce are more productive than ever, resulting in benefits for customers and shareholders alike."

    Specialty book publishing results down at Dover, up at REA

    Courier's specialty publishing segment includes two businesses:
Research & Education Association (REA), a publisher of test preparation books and study guides, and Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets. Overall, the segment reported third-quarter sales of $9.9 million, down 4% from $10.4 million in last year's third quarter. Third-quarter sales at REA were $1.4 million, up 7% from $1.3 million in 2004. At Dover, third-quarter sales were $8.6 million, down 6% from $9.1 million a year earlier, as an 11% decline in sales to U.S. retailers more than offset an 11% increase in international sales and a 13% gain in direct-to-consumer sales.
    The segment's pretax income was $0.7 million or $.04 per diluted share for the quarter, down from $1.5 million or $.08 per diluted share in fiscal 2004. Part of this decline was attributable to expenditures of approximately $300,000 in support of the warehousing and information technology projects mentioned above. Gross profit as a percentage of sales was 44.5%, versus 47.3% a year ago, reflecting both the effects of reduced sales volume at Dover and the costs of the warehouse initiative, which is expected to generate annual savings of approximately $800,000 starting in fiscal 2006.
    For the first nine months, specialty publishing sales were $29.9 million, up 1% from $29.6 million last year, with Dover sales contributing $26.0 million and REA sales contributing $3.9 million. Pre-tax income for the segment through nine months was $2.6 million or $.13 per diluted share compared to $3.9 million or $.20 per diluted share last year.
    "We knew we had work to do to bring Dover's sales and marketing organization up to the level needed to capture the revenues its products deserve," said Mr. Conway. "The good news is that we are starting to see positive signs. With several key hires in place, the culture is being revitalized, with sales, marketing and editorial working together to meet the needs of both readers and retailers. A down quarter is not surprising during such a transformation. More important for the long term is the reaction of customers and employees to the changes, and these have been overwhelmingly positive.
    "Both Dover and REA have always had outstanding editorial content. We are getting better at tailoring that content to today's markets, producing and distributing it with increasing efficiency, and strengthening our already strong ties to readers. We are now also on our way to forging a new generation of proactive, mutually beneficial relationships with the trade retailers who represent more than two-thirds of our volume. I expect additional evidence of this achievement in the fourth quarter."

    Outlook

    "With our book manufacturing business enjoying its best year ever, we remain on track for record full-year results and continued growth in fiscal 2006," said Mr. Conway. "At the same time, our specialty publishing segment is making progress that should result in improved performance next year.
    "With only one quarter to go in our fiscal year, we have narrowed our 2005 guidance, though it is still within the previously announced range. We now expect full-year sales growth of 6% to 8%, resulting in total sales of between $224 and $228 million, which would be a new record high for Courier. And we expect full-year earnings per diluted share in the range of $1.73 to $1.80, an increase of between 4% and 8% from fiscal 2004 earnings of $1.67 per diluted share (as adjusted for our May 2005 stock split) -- which would also be a company record. This guidance excludes any impact from the recently revised stock option accounting rules, which are presently scheduled to become effective beginning in the first quarter of our fiscal year 2006."

    About Courier Corporation

    Courier Corporation prints, publishes and sells books.
Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders, changes in raw material costs, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, unanticipated changes in operating expenses, changes in technology, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in tax regulations, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.



                          COURIER CORPORATION
             CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
               (In thousands, except per share amounts)

                                QUARTER ENDED       NINE MONTHS ENDED
                            --------------------  --------------------
                              June 25,  June 26,   June 25,   June 26,
                                2005      2004       2005       2004
                            ----------- --------  --------- ----------
Net sales                      $58,758  $55,489   $163,522   $151,971
Cost of sales                   39,343   38,140    111,053    103,466
                            ----------- --------  --------- ----------
  Gross profit                  19,415   17,349     52,469     48,505

Selling and administrative
 expenses                       10,533    9,604     30,731     28,878
Interest income, net              (113)      28       (182)       (26)
Gain on real estate sale             -      250          -        250
                            ----------- --------  --------- ----------
    Income before taxes          8,995    7,967     21,920     19,903

Provision for income taxes       3,142    2,773      7,782      6,946
                            ----------- --------  --------- ----------
    Net income                  $5,853   $5,194    $14,138    $12,957
                            =========== ========  ========= ==========
Net income per diluted share     $0.47    $0.42      $1.13      $1.05
                            =========== ========  ========= ==========
Cash dividends declared per
 share                           $0.10  $0.0583     $0.234     $0.175
                            =========== ========  ========= ==========
Wtd. average diluted shares
 outstanding                    12,498   12,345     12,475     12,325

SEGMENT INFORMATION:

Net sales:
----------
Book Manufacturing             $50,585  $46,955   $138,787   $127,600
Specialty Publishing             9,936   10,394     29,943     29,585
Intersegment sales              (1,763)  (1,860)    (5,208)    (5,214)
                            ----------- --------  --------- ----------
    Total                      $58,758  $55,489   $163,522   $151,971

Income before taxes:
--------------------
Book Manufacturing              $8,334   $6,352    $19,646    $16,082
Specialty Publishing               715    1,503      2,568      3,883
Intersegment profit and other      (54)     112       (294)       (62)
                            ----------- --------  --------- ----------
    Total                       $8,995   $7,967    $21,920    $19,903

Net income per diluted share:
-----------------------------
Book Manufacturing               $0.43    $0.34      $1.02      $0.85
Specialty Publishing              0.04     0.08       0.13       0.20
Intersegment profit and other        -        -      (0.02)         -
                            ----------- --------  --------- ----------
    Total                        $0.47    $0.42      $1.13      $1.05


Shares outstanding and per share amounts have been retroactively adjusted to reflect a three-for-two stock split effected on May 27, 2005.



                          COURIER CORPORATION
           CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                        (Dollars in thousands)


                                         June 25,   September 25,
ASSETS                                     2005         2004
------                                  ----------   ----------
Current assets:
 Cash and cash equivalents                $28,896      $23,965
 Accounts receivable                       31,977       34,072
 Inventories                               26,624       25,108
 Deferred income taxes                      2,857        2,852
 Other current assets                       1,171          840
                                        ----------   ----------
   Total current assets                    91,525       86,837

Property, plant and equipment, net         51,316       48,482
Goodwill                                   33,255       33,255
Prepublication costs                        5,394        5,127
Other assets                                1,538        1,498
                                        ----------   ----------
   Total assets                          $183,028     $175,199
                                        ==========   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
 Current maturities of long-term debt         $83          $83
 Accounts payable                           6,604       10,059
 Accrued taxes                              3,389        5,557
 Other current liabilities                 14,114       13,664
                                        ----------   ----------
   Total current liabilities               24,190       29,363

Long-term debt                                448          510
Deferred income taxes                       7,743        7,706
Other liabilities                           2,736        2,630
                                        ----------   ----------
   Total liabilities                       35,117       40,209
                                        ----------   ----------
   Total stockholders' equity             147,911      134,990
                                        ----------   ----------
   Total liabilities and stockholders'
    equity                               $183,028     $175,199
                                        ==========   ==========



                          COURIER CORPORATION
      CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                        (Dollars in thousands)


                                            For the Nine Months Ended
                                            -------------------------
                                              June 25,      June 26,
                                                   2005         2004
                                            ------------   ----------

Operating Activities:
  Net income                                    $14,138      $12,957
  Adjustments to reconcile net income to
  cash provided from operating activities:
    Depreciation and amortization                 8,904        8,304
    Deferred income taxes                            32        1,607
    Changes in working capital                   (4,925)      (6,573)
    Tax benefits of stock option activity           315          384
    Gain on sale of assets                            -         (163)
    Other, net                                      178       (1,206)
                                            ------------   ----------
Cash provided from operating activities          18,642       15,310
                                            ------------   ----------
Investment Activities:
   Capital expenditures                          (9,810)     (10,069)
   Prepublication costs                          (2,183)      (2,032)
   Business acquisition                               -      (11,850)
   Proceeds from sale of assets                       -        1,664
                                            ------------   ----------
Cash used for investment activities             (11,993)     (22,287)
                                            ------------   ----------
Financing Activities:
   Repayments of debt, net                          (62)         (61)
   Cash dividends                                (2,838)      (2,094)
   Proceeds from stock plans                      1,182          580
                                            ------------   ----------
Cash used for financing activities               (1,718)      (1,575)
                                            ------------   ----------
Increase (decrease) in cash and cash
 equivalents                                      4,931       (8,552)

Cash and cash equivalents at the beginning
 of the period                                   23,965       23,824
                                            ------------   ----------
Cash and cash equivalents at the end of the
 period                                         $28,896      $15,272
                                            ============   ==========


    CONTACT: Courier Corporation
             James F. Conway III, 978-251-6000
             Chairman, President and Chief Executive Officer or
             Robert P. Story, Jr., 978-251-6000
             Senior Vice President and Chief Financial Officer www.courier.com